Exhibit 99.2

Intercept Pharmaceuticals Announces Pricing of Public Offering

NEW YORK, April 3, 2014 /Globe Newswire/ -- Intercept Pharmaceuticals, Inc. (NASDAQ: ICPT)(Intercept), a clinical stage biopharmaceutical company focused on the development and commercialization of novel bile acid therapeutics to treat chronic liver and intestinal diseases, today announced the pricing of its previously announced underwritten public offering of 1,000,000 shares of its common stock at a public offering price of $320.00 per share. In addition, the selling stockholders have granted the underwriters a 30-day option to purchase up to an additional 150,000 shares of common stock.

In the offering, 600,000 shares were sold by Intercept, with net proceeds to Intercept of approximately $183.3 million, after deducting underwriting discounts and commissions and estimated offering expenses, and 400,000 shares were sold by certain institutional selling stockholders. Intercept will not receive any proceeds from the sale of shares of common stock by the selling stockholders. The offering is expected to close on or about April 9, 2014, subject to customary closing conditions.

BofA Merrill Lynch, Citigroup, Goldman, Sachs & Co. and Deutsche Bank Securities are acting as joint book-running managers and underwriters for the offering. BMO Capital Markets is acting as lead manager and Needham & Company, LLC, Oppenheimer & Co., Wedbush PacGrow Life Sciences, JMP Securities LLC and Summer Street Research Partners are acting as co-managers.

The securities described above are being offered by Intercept pursuant to a Form S-3 shelf registration statement (including a base prospectus) previously filed with the Securities and Exchange Commission. A preliminary prospectus supplement relating to the shares of common stock sold in this offering was filed with the Securities and Exchange Commission on April 2, 2014. A final prospectus supplement relating to the offering will be filed with the SEC. Copies of the final prospectus may be obtained from the offices of BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, or via email, at dg.prospectus_requests@baml.com; Citigroup c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, via telephone at 1-800-831-9146 or email at batprospectusdept@citi.com; or Goldman, Sachs & Co., at 200 West Street, New York, NY 10282, Attention: Prospectus Department, by telephone at 1-866-471-2526 or by emailing Prospectus-ny@ny.email.gs.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Intercept

Intercept is a biopharmaceutical company focused on the development and commercialization of novel therapeutics to treat orphan and more prevalent liver and intestinal diseases utilizing its expertise in bile acid chemistry. The company's lead product candidate, obeticholic acid (OCA), is a bile acid analog and first-in-class agonist of the farnesoid X receptor (FXR). OCA is being developed for a variety of chronic liver diseases and patient populations including primary biliary cirrhosis (PBC), nonalcoholic steatohepatitis (NASH), cirrhosis, portal hypertension, alcoholic hepatitis, primary sclerosing cholangitis (PSC) and bile acid diarrhea. OCA has received orphan drug designation in both the United States and Europe for the treatment of PBC. Intercept owns worldwide rights to OCA outside of Japan and China, where it has out-licensed the product candidate to Dainippon Sumitomo Pharma. Additional information about Intercept is available in the company’s public filings, which are available at the SEC's EDGAR database available online at www.sec.gov.

CONTACT:
For more information about Intercept, please contact Barbara Duncan or Senthil Sundaram, both of Intercept Pharmaceuticals at 1-646-747-1000.
Media inquiries: media@interceptpharma.com
Investor inquiries: investors@interceptpharma.com

 Source: Intercept Pharmaceuticals